			      ACCOUNTANTS' CONSENT

The Board of Directors
Xerox Corporation:

We consent to incorporation by reference in the Registration Statement
(No. 2-86275) on Form S-8 of Xerox Corporation of our report dated May 10, 1996, relating to the statements of net assets available for plan benefits of the Profit Sharing Plan of Xerox Corporation and The Xerographic Division, Union of Needletrades, Industrial and Textile Employees, A.F.L - C.I.O. - C.L.C. (Plan) as of December 31, 1995 and 1994, and the related statements of changes in net assets available for plan benefits for the years then ended, which report appears in the December 31, 1995 Annual Report on Form 11-K of the Xerox Corporation Profit Sharing and Savings Plan.

KPMG PEAT MARWICK

Rochester, New York
June 27, 1996